Exhibit 99.1

Loews Corporation and Subsidiaries
PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION
(Unaudited)

On April 26, 2020 (the “Filing Date”), Loews Corporation’s (“Loews” or the “Company”) subsidiary, Diamond Offshore Drilling, Inc., and certain of its direct and indirect subsidiaries (collectively “Diamond”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) seeking relief under Chapter 11 of the United States Bankruptcy Code. As a result of Diamond’s filing and applicable U.S. generally accepted accounting principles, the Company has concluded that it will no longer control Diamond for accounting purposes, and therefore, Diamond will be deconsolidated from the Company’s consolidated financial statements effective as of the Filing Date.

The unaudited consolidated condensed pro forma balance sheet data as of December 31, 2019 is presented as if the deconsolidation of Diamond had occurred on December 31, 2019. The unaudited consolidated condensed pro forma statement of income data for the year ended December 31, 2019 is presented as if the deconsolidation of Diamond had occurred as of January 1, 2019. For purposes of the pro forma financial information, the Company has assumed the fair value of Diamond to be equal to zero. The unaudited consolidated condensed pro forma financial information is subject to adjustment and is presented for informational purposes only and does not purport to represent what the Company’s results of operations or financial position would actually have been if deconsolidation had in fact occurred on the dates discussed above. It also does not project or forecast the Company’s consolidated results of operations or financial position for any future date or period.

Through the Filing Date, Diamond’s results continue to be consolidated into the Company’s financial statements and Loews recognizes in its earnings its proportionate share of Diamond’s losses. Following deconsolidation, Loews will account for its interest in Diamond using the cost method of accounting and initially record its investment at the estimated fair value on the Filing Date. In connection with the deconsolidation, Loews expects to record, in the second quarter of 2020, a significant non-cash loss to recognize the difference between the carrying value and estimated fair value of its interest in Diamond as of the Filing Date.

The pro forma consolidated condensed financial statements of Loews should be read in conjunction with the historical consolidated financial statements of Loews and the related notes included in our 2019 Annual Report on Form 10-K.

Loews Corporation and Subsidiaries
PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited)

December 31, 2019	As Reported	Pro Forma Adjustments		Pro Forma
(In millions)

Assets:

Investments	$51,250	$(135)	(a)	$51,115
Cash	336	(21)	(a)	315
Receivables	7,675	(262)	(a)	7,413
Property, plant and equipment	15,568	(5,153)	(a)	10,415
Goodwill	767			767
Deferred non-insurance warranty acquisition expenses	2,840			2,840
Deferred acquisition costs of insurance subsidiaries	662			662
Other assets	3,145	(263)	(a)	2,882
Total assets	$82,243	$(5,834)		$76,409

Liabilities and Equity:

Insurance reserves	$38,614			$38,614
Payable to brokers	108			108
Short term debt	77			77
Long term debt	11,456	$(1,976)	(a)	9,480
Deferred income taxes	1,168	(316)	(a)	852
Deferred non-insurance warranty acquisition revenue	3,779			3,779
Other liabilities	5,111	(579)	(a)	4,532
Total liabilities	60,313	(2,871)		57,442

Commitments and contingent liabilities

Shareholders’ equity	19,119	(1,447)	(b)	17,672
Noncontrolling interests	2,811	(1,516)	(a)	1,295
Total equity	21,930	(2,963)		18,967
Total liabilities and equity	$82,243	$(5,834)		$76,409

Loews Corporation and Subsidiaries
PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
(Unaudited)

Year Ended December 31, 2019	As Reported	Pro Forma Adjustments (c)	Pro Forma
(In millions, except per share data)

Revenues:
Insurance premiums	$7,428		$7,428
Net investment income	2,355	$(6)	2,349
Investment gains	49		49
Non-insurance warranty revenue	1,161		1,161
Operating revenues and other	3,938	(982)	2,956
Total	14,931	(988)	13,943

Expenses:
Insurance claims and policyholders’ benefits	5,806		5,806
Amortization of deferred acquisition costs	1,383		1,383
Non-insurance warranty expense	1,082		1,082
Operating expenses and other	4,950	(1,267)	3,683
Interest	591	(123)	468
Total	13,812	(1,390)	12,422
Income before income tax	1,119	402	1,521
Income tax expense	(248)	(60)	(308)
Income from continuing operations	871	342	1,213
Amounts attributable to noncontrolling interests	61	(167)	(106)
Net income attributable to Loews Corporation	$932	$175	$1,107

Basic net income per common share	$3.08		$3.66

Diluted net income per common share	$3.07		$3.65

Basic weighted average number of shares outstanding	302.70		302.70

Diluted weighted average number of shares outstanding	303.35		303.35

Loews Corporation and Subsidiaries
NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION
(Unaudited)

(a)
To eliminate assets, liabilities and noncontrolling interests related to the deconsolidation of Diamond, including deferred tax liabilities related to outside basis difference for the Company’s investment in Diamond.

(b)	To adjust shareholders’ equity and recognize a loss upon the deconsolidation of Diamond at an estimated fair value of zero.

(c)	To eliminate revenues, expenses and noncontrolling interests related to the deconsolidation of Diamond.